Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILLIAM LYON HOMES

William Lyon Homes, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows;

1. The name of the Corporation is William Lyon Homes. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 15, 1999. The name under which the Corporation filed its original certificate of incorporation was Presley Merger Sub, Inc.

2. This Amended and Restated Certificate of Incorporation (“Certificate”) amends, and as amended, restates the provisions of the certificate of incorporation of the Corporation, as heretofore amended, in their entirety to provide as herein set forth in full.

3. In accordance with the provisions of Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), provision for the making, adoption and filing of this Certificate has been authorized and approved in all respects by, and is contained in, an order entitled “Findings of Fact, Conclusions of Law and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(B) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures and (C) Forms of Ballots and (II) Confirming the Debtors’ Prepackaged Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (with technical amendments)” confirming the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al. (the “Reorganization Plan”) entered on February 10, 2012 by the United States Bankruptcy Court for the District of Delaware Case No. 11-14019(CSS) (the “Bankruptcy Court”).

4. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated in such order of the Bankruptcy Court in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

ARTICLE I

The name of this corporation (hereinafter called the “Corporation”) is “William Lyon Homes.”

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at said address is CorpAmerica, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of capital stock that the Corporation is authorized to issue is Six Hundred and Twenty Million (620,000,000) shares, consisting of:

1. Three Hundred and Forty Million (340,000,000) shares of Class A Common Stock (the “Class A Common Stock”);

2. Fifty million (50,000,000) shares of Class B Common Stock (the “Class B Common Stock”);

3. One Hundred and Twenty Million (120,000,000) shares of Class C Common Stock (the “Class C Common Stock”);

4. Thirty Million (30,000,000) shares of Class D Common Stock (the “Class D Common Stock”, and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”); and

5. Eighty Million (80,000,000) shares of Preferred Stock (the “Preferred Stock”), all of which shall be designated as Convertible Preferred Stock (“Convertible Preferred Stock”).

The Preferred Stock and the Common Stock shall collectively be referred to as the “Stock”).

B. The Preferred Stock shall have a par value of one cent ($0.01) per share and the Common Stock shall have a par value of one cent ($0.01) per share. The holders of the Class A Common Stock are sometimes hereinafter referred to as the “Class A Common Stockholders”; the holders of the Class B Common Stock are sometimes hereinafter referred to as the “Class B Common Stockholders”; the holders of the Class C Common Stock are sometimes hereinafter referred to as the “Class C Common Stockholders”; the holders of the Class D Common Stock are sometimes hereinafter referred to as the “Class D Common Stockholders”; the Class A Common Stockholders, the Class B Common Stockholders, the Class C Common Stockholders and the Class D Common Stockholders are sometimes collectively hereinafter referred to as the “Common Stockholders”; the holders of the Convertible Preferred Stock are sometimes hereinafter referred to as the “Convertible Preferred Stockholders”; and the Common Stockholders and Convertible Preferred Stockholders are sometimes hereinafter collectively referred to as the “Stockholders.”

The following is a statement of the designations and the preferences, powers, privileges and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof in respect of each class of Stock of the Corporation:

C. Common Stock. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV.

1. General. Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, each share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have identical powers, preferences, qualifications, limitations and other rights. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.

2. Dividends.

(a) Subject to applicable law, the other provisions of this Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock including the holders of the Convertible Preferred Stock, the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor.

(b) Except as set forth herein, any dividends declared by the Board of Directors on a share of Common Stock shall be declared in equal amounts with respect to each share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, provided that in the case of dividends payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, such dividends shall be paid as provided for in Section 2(c) below, and further provided that any dividends payable in respect of each share of Class A Common Stock shall be proportionately increased if a Class A Reverse Stock Split (as defined below) has occurred.

(c) If dividends are declared on the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), the dividends payable to the holders of Class C Common Stock shall be paid only in shares of Class C Common Stock (or securities convertible into, or exercisable or exchangeable for Class C Common Stock) and the dividends payable to the holders of Class D Common Stock shall be paid only in shares of Class D Common Stock (or securities convertible into, or exercisable or exchangeable for Class D Common Stock) and such dividends shall be paid in the same number of shares (or fraction thereof) of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class B Common

Stock, Class C Common Stock and Class D Common Stock, respectively). Except for the Class A Reverse Stock Split (as defined below), in no event shall the shares of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock be split, divided, or combined unless the outstanding shares of all the other classes of Common Stock shall be proportionately split, divided or combined.

3. Merger or Consolidation. In the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the Common Stockholders shall be entitled to receive consideration proportionate to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock, Class C Common Stock and Class D Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such merger or consolidation; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), and the beneficial owners of the Stock immediately prior to such transaction own more than 50% by value of the Stock of the Corporation or other surviving entity following such transaction, then the holders of each class of Common Stock shall receive, on a per share basis, securities with a vote comparable to the voting rights associated with such class of Common Stock hereunder (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities or securities with a vote comparable to the voting rights associated with such class of Common Stock).

4. Rights Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock and subject to the rights of any outstanding series of Preferred Stock, the Common Stockholders shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock, Class C Common Stock and Class D Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such liquidation, dissolution or winding up of the Corporation.

5. Conversion of Common Stock.

(a) Mandatory Conversion of Class C Common Stock and Class D Common Stock. Upon the occurrence of the Conversion Date (as defined below), (i) each share of Class C Common Stock shall be automatically converted into one share of Class A Common Stock; and (ii) each share of Class D Common Stock shall be automatically converted into one share of Class A Common Stock (in each case, without any further action by such Stockholders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent). The “Conversion Date” shall occur upon the earlier of (i) the date on which (A) holders of a majority of the shares of Class A Common Stock then outstanding, voting separately as a class and (B) holders of a majority of the shares of Class C Common Stock and Convertible Preferred Stock then outstanding, voting together as a class (in each case, whether by vote or written consent or agreement of holders) vote in favor of such conversion, and (ii) upon the occurrence of a Public Equity Conversion Event. For purposes of this Certificate of Incorporation, a “Public Equity Conversion Event” shall be deemed to have occurred if (i) the Corporation closes a sale of its Class A Common Stock in a firmly underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), other than a registration statement on Form S-8 or a Rule 145 transaction promulgated under the Securities Act, where the gross proceeds (prior to underwriter commissions and offering expenses) to the Corporation are not less than Twenty Five Million Dollars ($25,000,000) and the offering price per share to the public of Class A Common Stock in such offering (without deducting underwriter commissions and offering expenses) equals or exceeds 130% of the then-prevailing Base Price (as defined below) (a “Qualified IPO”) or (ii) if the Class A Common Stock is listed on a National Securities Exchange (as defined below), then the date on which (A) the Thirty Day VWAP (as defined below) of the Class A Common Stock equals or exceeds 130% of the then-prevailing Base Price and (B) the ADTV (as defined below) equals or exceeds Four Million Dollars ($4,000,000). For purposes of this Certificate of Incorporation, “Thirty Day VWAP” means, with respect to the Class A Common Stock, the average of the Daily VWAP of the Class A Common Stock for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination; “Daily VWAP” means the volume-weighted average price per share of Class A Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Class A Common Stock on such Trading Day), which “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours; “National Securities Exchange” shall mean the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange or any of their respective successors; “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) The New York Stock Exchange or, if the Class A Common Stock is not listed on The New York Stock Exchange, the principal National Securities Exchange on which the Class A Common Stock is listed and is open for trading or, if the Class A Common Stock is not so listed, admitted for trading or quoted, any Business Day, which Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system; “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable National Securities Exchange or otherwise) in the Class A Common Stock or in any options, contracts or future contracts relating to the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day; “Base Price” shall mean, at any time, the Convertible Preferred Conversion Price (as defined below) then in effect with respect to the conversion of the Convertible Preferred Stock into shares of Class A Common Stock; and “ADTV” shall mean, on any date, the product of (x) the average daily share trading volume of the Class A Common

Stock on the National Securities Exchange on which it is listed for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination, multiplied by (y) the Thirty Day VWAP.

(b) Optional Conversion of Class C Common Stock. A holder of Class C Common Stock may at any time, at his option, convert any or all of his shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class C Common Stock so converted.

(c) Optional Conversion of Class B Common Stock. A holder of Class B Common Stock may at any time, at his option, convert any or all of his shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(d) Mandatory Conversion of Class B Common Stock.

(i) On or after the Conversion Date, each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock if a majority of the shares of Class B Common Stock then outstanding (voting together as a single class) (in each case, whether by vote or written consent or agreement of holders) vote in favor of such conversion. For the avoidance of doubt, this Section 5(d)(i) shall not apply prior to the Conversion Date.

(ii) If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock shall not be owned, beneficially or of record, by an Eligible Class B Common Stockholder (as defined below), such share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock. The term “Eligible Class B Common Stockholder” shall mean: (i) William Lyon and William H. Lyon; (ii) their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships); (iii) any entities wholly owned by one or more of the foregoing persons; and (iv) any trusts or other estate planning vehicles for the benefit of any of the foregoing.

(e) Mechanics of Conversion.

(i) Upon the occurrence of the Conversion Date, the certificates of Class C Common Stock and Class D Common Stock shall represent the right to receive the shares of Class A Common Stock issuable upon the conversion of such Stock. Class C Common Stockholders and Class D Common Stockholders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for such Stock. Thereupon, there shall be issued and delivered to such Stockholders promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class C Common Stock or Class D Common Stock surrendered were convertible on the Conversion Date. The Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class C Common Stock or Class D Common Stock are either delivered to the Corporation or its transfer agent, or the Stockholder notifies the

Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The provisions of this Section 5(e)(i) shall apply, mutatis mutandis, to a conversion of Class B Common Stock into Class A Common Stock pursuant to Section 5(c) and to a conversion of Class C Common Stock into Class A Common Stock pursuant to Section 5(b).

(ii) Before any Class B Common Stockholder or Class C Common Stockholder shall be entitled to convert any shares of Class B Common Stock or Class C Common Stock, respectively, held by such Stockholder into shares of Class A Common Stock pursuant to Section 5(c) or Section 5(b), such Stockholder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Stockholder, or to the nominee or nominees of such Stockholder, a certificate or certificates for the number of shares of Class A Common Stock to which such Stockholder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock or Class C Common Stock to be converted, respectively, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(f) Status of Converted Stock. In the event any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock shall be converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock so converted shall be cancelled and shall not be issuable by the Corporation. In addition, following the conversion of all of the outstanding shares of the Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, into shares of Class A Common Stock pursuant to this Section 5, the Corporation shall no longer issue any further shares of Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, and shall no longer have any authorized Class B Common Stock, Class C Common Stock or Class D Common Stock, as applicable. Upon any such occurrence, the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(g) Conversion Ratio Adjustments of Common Stock for a Class A Reverse Stock Split. Notwithstanding the preceding provisions of this Section 5, in the event the Corporation shall effect a Class A Reverse Stock Split (as defined below) pursuant to Section 9 hereof, the number of shares of Class A Common Stock issuable upon conversion of one share of Class B Common Stock, Class C Common Stock or Class D Common Stock shall be proportionately decreased to reflect the resulting decrease in the number of outstanding shares of Class A Common Stock, effective at the close of business on the date of such Class A Reverse Stock Split.

6. Voting Rights of Stock – General.

(a) Except as otherwise provided below or as required by law, in connection with any meeting of stockholders (or written actions in lieu of meetings), prior to the occurrence of both the Conversion Date and the conversion of all Class B Common Stock: (i) each share of Class A Common Stock, Class C Common Stock and Class D Common Stock shall be entitled to one (1) vote per share, except in case of a Class A Reverse Stock Split, in which case the number of votes as to which each share of Class A Common Stock is entitled shall be proportionally increased such that the total number of votes represented by the Class A Common Stock immediately prior to any Class A Reverse Stock Split shall remain unchanged; (ii) each share of Class B Common Stock shall be entitled to two (2) votes per share; and (iii) each share of Convertible Preferred Stock shall have the right to one (1) vote for each share of Class C Common Stock into which such share of Convertible Preferred Stock could be converted on the record date fixed for a vote at a stockholders’ meeting or the effective date of a written consent. Except as otherwise provided below or as required by law, in connection with any meeting of stockholders (or written actions in lieu of meetings), following both the Conversion Date and the conversion of all Class B Common Stock, each share of Class A Common Stock shall be entitled to one (1) vote per share.

(b) Any amendment to this Certificate of Incorporation (whether by merger, consolidation or otherwise) shall require the vote or consent of (i) 66 2/3% of the Class A Common Stock, voting separately as a class, (ii) the majority of voting power of the Class B Common Stock and Class D Common Stock, voting together as a separate class, except that if all authorized and issued shares of Class B Common Stock are converted pursuant to Section 5 or if no shares of Class B Common Stock are authorized or outstanding, in which case an amendment to this Certificate of Incorporation shall require the vote or consent of 66 2/3% of the voting power of the Class A Common Stock and the Class D Common Stock, voting together as a separate class, and, in either case, (iii) the majority of the Class C Common Stock and Convertible Preferred Stock, voting together as a separate class; provided that an amendment to this Certificate of Incorporation solely for the purpose of implementing the Class A Reverse Stock Split and reducing the number of authorized shares of Class A Common Stock in order to effect the Class A Reverse Stock Split pursuant to Section 9 hereof shall require the vote or consent of a majority of voting power of the Class A Common Stock, voting separately as a class, and no other series or class of Stock shall be entitled to vote or consent in connection with such amendment.

(c) The vote or consent of (i) 66 2/3% of the Class A Common Stock, voting separately as a class, (ii) the majority of the voting power of the Class B Common Stock and Class D Common Stock, voting together as a separate class, except if all authorized and issued shares of Class B Common Stock are converted pursuant to Section 5 or if no shares of Class B Common Stock are authorized or outstanding, in which case the vote or consent of 66 2/3% of the voting power of the Class A Common Stock and the Class D Common Stock, voting together as a separate class, and, in either case, (iii) the majority of the Class C Common Stock and Convertible Preferred Stock, voting together as a separate class, shall be required for any share exchange of all of the outstanding Stock of the Corporation for securities of another entity, or consolidation or merger involving the Corporation, or to which the Corporation is otherwise a party, with or into any other corporation or other entity or person, the sale or disposition of substantially all of the assets of the Corporation, the conversion of the Corporation into another form or entity or for any dissolution or liquidation of the Corporation. For purposes of determining whether a sale or disposition of all or substantially all of the assets of the Corporation has occurred as a result of a sale or disposition of assets involving any direct or indirect subsidiary or subsidiaries, the Corporation shall be treated as if it owned all of the assets of its direct and indirect subsidiaries and as if it had directly disposed of the assets in question.

7. Voting Rights of Stock in Connection with Election of Directors Prior to Conversion Date and Conversion of Class B Common Stock. The provisions of this Section 7 shall apply to any vote, consent or election related to the election, appointment or removal of directors of the Corporation taking place prior to the earlier to occur of (i) the Conversion Date and (ii) the conversion in full of all shares of Class B Common Stock into Class A Common Stock.

(a) The Board of Directors of the Corporation shall consist of the following seven (7) members: (i) One (1) Class A Director; (ii) Two (2) Class B/D Directors; (iii) Two (2) Class C Directors; (iv) One (1) Class C Independent Director; and (v) One Class A/B/C Independent Director. Such directors shall be elected, appointed and removed as set forth below. The initial Class A Director, Class B/D Directors, Class C Directors, Class C Independent Director and Class A/B/C Independent Director shall be appointed pursuant to the Reorganization Plan.

(b) One of the directors of the Corporation (the “Class A Director”) shall be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock, voting together as a class.

(c) Two (2) of the directors of the Corporation (the “Class B/D Directors”) shall be elected (and may be removed with or without cause, at any time) by the holders of the Class B Common Stock and Class D Common Stock, voting together as a class.

(d) Two (2) of the directors of the Corporation (the “Class C Directors”) shall be elected (and may be removed with or without cause, at any time) by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class.

(e) One (1) director of the Corporation shall be designated as the “Class C Independent Director”, and must be Independent (as defined below) in order to serve in such capacity. The initial Class C Independent Director shall serve in such capacity until the election of directors at the first annual meeting of Stockholders after the effective date of this Certificate of Incorporation (the “Effective Date”, and such meeting, the “First Annual Meeting”) (or if earlier, the date of such individual’s resignation or removal for cause). From and after the election of directors at the First Annual Meeting (or if earlier, the date of such individual’s resignation or removal for cause), the Class C Independent Director shall be elected (and may be removed with or without cause, at any time) by the holders of a majority of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class. From and after the date of the First Annual Meeting, no individual may be nominated or appointed as Class C Independent Director, nor may any individual serve as Class C Independent Director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service. For these purposes, “Independent” shall have the meaning set forth in Section 10A(m) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (“Exchange Act”).

(f) One (1) director of the Corporation shall be designated as the “Class A/B/C Independent Director”, and must be Independent (as defined below) in order to serve in such capacity. The initial Class A/B/C Independent Director shall serve in such capacity until the election of directors at the First Annual Meeting (or if earlier, the date of such individual’s resignation or removal for cause). From and after the election of directors at the First Annual Meeting (or if earlier, the date of such individual’s resignation or removal for cause), the Class A/B/C Independent Director shall be elected (and may be removed with or without cause, at any time) by the holders of (i) 66 2/3% of the Class A Common Stock, voting separately as a class, (ii) the majority of the Class B Common Stock, voting separately as a class, and (iii) the majority of the Class C Common Stock and Convertible Preferred Stock, voting together as a separate class. From and after the date of the First Annual Meeting, no individual may be nominated or appointed as Class A/B/C Independent Director, nor may any individual serve as Class A/B/C Independent Director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service.

8. Voting Rights of Common Stock in Connection with Election of Directors Following the Conversion Date or Conversion of all Class B Common Stock.

(a) The provisions of this Section 8(a) shall apply to any vote, consent or election related to the appointment or removal of directors taking place on or following the Conversion Date while any shares of Class B Common Stock remain outstanding:

(i) The Board of Directors shall consist of seven (7) members, and such directors shall be elected, appointed and removed as set forth below in this Section 8(a);

(ii) three (3) of the directors shall be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock, voting together as a class;

(iii) two (2) of the directors shall be elected (and may be removed with or without cause, at any time) by the holders of the Class B Common Stock, voting together as a class;

(iv) one (1) of the directors shall be elected (and may be removed with or without cause, at any time), by the holders of the Class A Common Stock, voting together as a class; provided, however, that no individual may be nominated or appointed as such director pursuant to this Section 8(a)(iv), nor may any individual serve as such director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service; and

(v) one (1) of the directors shall be elected (and may be removed with or without cause, at any time), by the holders of (i) the majority of the Class A Common Stock, voting separately as a class, and (ii) the majority of the Class B Common Stock, voting separately as a class; provided, however, that no individual may be nominated or appointed as such director pursuant to this Section 8(a)(v), nor may any individual serve as such director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service.

(b) The provisions of this Section 8(b) shall apply to any vote, consent or election related to the appointment or removal of directors taking place on or following the conversion in full of all shares of Class B Common Stock and prior to the Conversion Date:

(i) the number of members of the Board of Directors of the Corporation shall be fixed at seven (7), and such directors shall be elected, appointed and removed as set forth below in this Section 8(b);

(ii) three (3) of the directors shall be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock and the Class D Common Stock, voting together as a separate class;

(iii) two (2) of the directors shall be elected (and may be removed with or without cause, at any time) by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class;

(iv) one (1) of the directors shall be elected (and may be removed with or without cause, at any time), by the holders of the Class C Common Stock and the Convertible Preferred Stock, voting together as a class; provided, however, that no individual may be nominated or appointed as such director pursuant to this Section 8(b)(iv), nor may any individual serve as such director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service; and

(v) one (1) of the directors shall be elected (and may be removed with or without cause, at any time), by the holders of (i) the majority of the Class A Common Stock, voting together as a separate class, and (ii) the majority of the Class C Common Stock and the Convertible Preferred Stock, voting together separately as a class; provided, however, that no individual may be nominated or appointed as such director pursuant to this Section 8(b)(v), nor may any individual serve as such director, unless such individual is Independent at the time of nomination and appointment and continues to be Independent throughout such individual’s period of service.

(c) The provisions of this Section 8(c) shall apply to any vote, consent or election related to the appointment or removal of directors taking place on or following both the Conversion Date and the conversion in full of all shares of Class B Common Stock:

(i) the number of members of the Board of Directors of the Corporation shall not be fixed but may be set and adjusted as permitted by the Bylaws of this Corporation and the DGCL; and

(ii) all of the directors shall be elected (and may be removed with or without cause, at any time) by the holders of the Class A Common Stock.

9. Corporation Required to List Class A Common Stock on National Securities Exchange or Complete IPO. On or prior to the Public Equity Deadline (as defined below), the Corporation shall use best efforts to cause the Class A Common Stock to become listed on a National Securities Exchange (if it is not already so listed) (a “Listing Event”). On or prior to the Public Equity Deadline, the Corporation shall use best efforts to complete a Qualified IPO; provided, however, the Corporation shall have no such obligation if the conditions set forth in clause (ii) of the definition of Public Equity Conversion Event have been satisfied prior to such Public Equity Deadline. In addition, whether or not required by the Securities Exchange Commission (the “SEC”), the Corporation shall file with the SEC, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC): (i) commencing with the quarter ending June 30, 2012, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Corporation’s certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Corporation were required to file these reports. “Public Equity Deadline” shall mean, with respect to a Listing Event or Qualified IPO, the third anniversary of the date of first issuance of the Class A Common Stock, provided that any such date may be extended with respect to a Listing Event or Qualified IPO for up to two additional 12-month periods with the consent or approval of the holders of a majority of the then outstanding Class A Common Stock, and no other series or class of Stock shall be entitled to vote or consent to effect such extension. The Corporation’s obligations pursuant to this Section 9 shall be contingent upon the holders of a majority of voting power of the Class A Common Stock then outstanding approving any reverse stock split that may be necessary to effect such Listing Event (a “Class A Reverse Stock Split”), which approval shall include an amendment to this Certificate of Incorporation entered into in accordance with the terms hereof to decrease the authorized number of shares of Class A Common Stock in proportion to the reduction of the number of outstanding shares of Class A Common Stock resulting from the Class A Reverse Stock Split. For the avoidance of doubt, (i) a “Class A Reverse Stock Split” shall not involve the reverse split or combination of any other class of Stock of the Corporation, and (ii) if the Corporation conducts a reverse split or combination of all of its classes of Common Stock, such event shall not constitute a Class A Reverse Stock Split.

D. Convertible Preferred Stock. The Convertible Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part D of this Article IV refer to sections and subsections of Part D of this Article IV.

1. Rank. The Convertible Preferred Stock shall, with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, rank (i) senior and prior to the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its express terms ranks junior to the Convertible Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Convertible Preferred Stock Junior Securities”), (ii) on a parity basis with any class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Convertible Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Convertible Preferred Stock Parity Securities”), provided that any such Convertible Preferred Stock Parity Securities that were not approved by the Convertible Preferred Stockholders in accordance with Section 4(b) hereof shall be deemed to be Convertible Preferred Stock Junior Securities and not Convertible Preferred Stock Parity Securities, and (iii) junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its express terms ranks senior to the Convertible Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Convertible Preferred Stock Senior Securities”), provided that any such Convertible Preferred Stock Senior Securities that were not approved by the Convertible Preferred Stockholders in accordance with Section 4(b) hereof shall be deemed to be Convertible Preferred Stock Junior Securities and not Convertible Preferred Stock Senior Securities. At the date of the initial issuance of the Convertible Preferred Stock (i) no shares of Convertible Preferred Stock Senior Securities are authorized, issued or outstanding, (ii) shares of Convertible Preferred Stock shall be the only Convertible Preferred Stock Parity Securities authorized, issued or outstanding, and (iii) shares of Common Stock shall be the only Convertible Preferred Stock Junior Securities authorized, issued or outstanding.

2. Dividend Rights.

(a) Preferential Dividends. The holders of the Convertible Preferred Stock (the “Convertible Preferred Stockholders”), in preference to the holders of the Common Stock, shall be entitled to receive cumulative dividends at a rate of six percent (6%) per annum consisting of (i) cash dividends at the rate of four percent (4%) of the Base Amount (as defined below) per annum with respect to each share of Convertible Preferred Stock (“Convertible Preferred Cash Dividends”), and (ii) accreting dividends accruing at the rate of two percent (2%) of the Base Amount per annum with respect to each share of Convertible Preferred Stock (“Convertible Preferred Accreting Dividends”, and together with the Convertible Preferred Cash Dividends, the “Convertible Preferred Dividends”). The term “Base Amount,” with respect to a share of Convertible Preferred Stock, shall mean the sum of the Convertible Preferred Original Issue Price and the amount of any and all accrued but unpaid Convertible Preferred Dividends on such share. For purposes hereof, the “Convertible Preferred Original Issue Price” shall equal $0.771226 per share of Convertible

Preferred Stock. Convertible Preferred Cash Dividends shall be paid quarterly in arrears on each of March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”, and each period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated, a “Dividend Period”), starting on June 15, 2012; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date. Convertible Preferred Dividends shall be payable in cash (i) only to the extent the Corporation has funds legally available therefor (ii) only to the extent that such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Corporation and its subsidiaries, and (iii) only when, as and if declared by the Corporation’s Board of Directors. Convertible Preferred Dividends on each share of the Convertible Preferred Stock shall be deemed to accrue from the date that each such share was issued. Notwithstanding anything contained herein to the contrary, Convertible Preferred Dividends shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. The amount of any dividend payable on the Convertible Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Convertible Preferred Dividends actually paid on any Dividend Payment Date will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the date that is fifteen (15) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). For the purposes of the terms of Convertible Preferred Stock, the term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Limitations on Dividends. So long as any shares of Convertible Preferred Stock shall be outstanding, no dividend or any other distribution, whether in cash or property, or shares of Common Stock or Convertible Preferred Stock Junior Securities (each, “Junior Dividend Securities”), shall be declared, set aside or paid, nor shall any other distribution be made, directly or indirectly, on or with respect to any Junior Dividend Securities, nor shall any shares of Junior Dividend Securities be purchased, redeemed, or otherwise acquired for value by the Corporation, or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Dividend Securities (except for acquisitions of Junior Dividend Securities by the Corporation pursuant to agreements entered into in the ordinary course with employees, officers or directors (in their capacities as such) which permit the Corporation to repurchase such shares upon termination of services to the Corporation) for any period until all accrued and unpaid dividends (as set forth in Section 2(a) above) on the Convertible Preferred Stock shall have been declared, set apart and paid to the Convertible Preferred Stockholders and all other series of Convertible Preferred Stock Parity Securities then outstanding, if any, for all past dividend periods and the then current dividend period in accordance with the terms hereof. When such dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Convertible Preferred Stock and any Convertible Preferred Stock Parity Securities, all dividends declared upon shares of Convertible Preferred Stock and any Convertible Preferred Stock Parity Securities shall be declared pro rata so that the amount of dividends declared per share of Convertible Preferred Stock and such other series of Convertible Preferred Stock Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on Convertible Preferred Stock and such other series of Convertible Preferred Stock Parity Securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Convertible Preferred Stock Parity Securities do not have a cumulative dividend) bear to each other.

(c) Additional Dividends in respect of Dividends on Common Stock. In the event that the Corporation declares or pays any dividends upon any Common Stock (whether payable in cash, securities, other property or otherwise), the Corporation shall also declare and pay to the holders of the Convertible Preferred Stock at the same time that it declares and pays such dividends to the holders of such Common Stock the dividends declared and paid with respect to such Common Stock as if all of the outstanding Convertible Preferred Stock had been converted into such Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of such Common Stock entitled to such dividends are to be determined. For the avoidance of doubt, such dividends (if any) shall be in addition to the Convertible Preferred Dividends.

3. Liquidation Preference.

(a) Liquidation Payment. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), and prior and in preference to any distribution or payment of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Convertible Preferred Stock Junior Securities by reason of their ownership thereof, the Convertible Preferred Stockholders shall be entitled to be paid out of the assets of the Corporation an amount per share of Convertible Preferred Stock (such amount, the “Liquidation Payment”) equal to the greater of (i) all accrued but unpaid Convertible Preferred Dividends per share of Convertible Preferred Stock, plus an amount equal to the Convertible Preferred Original Issue Price per share and (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such holder would have been entitled to receive had it converted such Convertible Preferred Stock immediately prior to the date fixed for such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets and surplus funds of the Corporation shall be insufficient to make payment in full to all Convertible Preferred Stockholders and holders of Convertible Preferred Stock Parity Securities, if any, of all Liquidation Payments, then such assets and surplus funds shall be distributed among the Convertible Preferred Stockholders ratably in proportion to the full accrued but unpaid Liquidation Payments to which they would otherwise be respectively entitled to receive pursuant to this Section 3(a). Prior to the occurrence of a Liquidation Event, the Corporation shall give each holder of record of Convertible Preferred Stock written notice (the “Liquidation Event Notice”) not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction or event, or fifteen (15) days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the impending transaction or event and the provisions of this Section 3(a). The transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

(b) Remaining Distribution. After the payment of the full distributions required by Section 3(a) above and any other distribution that may be required with respect to a series of Convertible Preferred Stock Parity Securities that may from time to time come into existence, the entire remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and other Convertible Preferred Stock Junior Securities, if any, in accordance with the respective preferences, powers, privileges and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

4. Voting Rights.

(a) General. Except as set forth below, the Convertible Preferred Stockholders shall have the voting rights and rights to participate in the election and removal of directors as set forth in Sections 6, 7 and 8 of Part C of Article IV.

(b) Voting Rights as to Particular Matters. While any shares of the Convertible Preferred Stock are outstanding, in addition to any rights that the holders of Convertible Preferred Stock may have pursuant to the DGCL, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock (voting separately as a class), take any action with respect to any of the following matters: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Convertible Preferred Stock Senior Securities or Convertible Preferred Stock Parity Securities, or reclassify any authorized shares of stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase or otherwise acquire any such shares; (ii) amend, waive, alter or repeal any provisions of the Certificate of Incorporation or Bylaws, whether by amendment, merger, consolidation or otherwise, so as to adversely affect in any respect the rights, preferences, powers, privileges and restrictions, qualifications and limitations of any outstanding shares of the Convertible Preferred Stock or the Convertible Preferred Stockholders; (iii) authorize or agree to authorize any increase in the number of shares of Convertible Preferred Stock or issue any additional shares of Convertible Preferred Stock, except in order to effectuate the provisions in respect of Sections 5(c) and (d) hereof; or (iv) agree to take any of the foregoing actions.

5. Conversion Rights. The Convertible Preferred Stockholders shall have the following rights with respect to the conversion of the Convertible Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Right to Convert. Subject to and in compliance with the provisions of this Section 5, each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Class C Common Stock as is determined by dividing the Convertible Preferred Original Issue Price by the Convertible Preferred Conversion Price (as defined below) applicable to Class C Common Stock, each determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. Before any Convertible Preferred Stockholder shall be entitled to convert any shares of Convertible Preferred Stock held by such Convertible Preferred Stockholder into shares of Class C Common Stock pursuant to this Section 5(a), such Convertible Preferred Stockholder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class C Common Stock are to be issued and the number of shares of Convertible Preferred Stock being converted. The Corporation shall, as soon as practicable thereafter (and in any event within five (5) Business Days), (i) issue and deliver at such office to such Convertible Preferred Stockholder, or to the nominee or nominees of such Convertible Preferred Stockholder, a certificate or certificates for the number of shares of Class C Common Stock to which such Convertible Preferred Stockholder shall be entitled as aforesaid and (ii) promptly pay to such Convertible Preferred Stockholder (or nominee or nominees ) (A) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, all Convertible Preferred Accreting Dividends not previously paid), which amounts shall be paid in cash out of funds legally available therefor if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Corporation and its subsidiaries, or, to the extent not so permitted or not available, in shares of Class C Common Stock, based on the fair market value of such Common Stock at such time as reasonably determined in good faith by the Board of Directors as of the date of conversion, and (B) in cash, the value of any fractional share of Class C Common Stock otherwise issuable to such Convertible Preferred Stockholder (based on the fair market value of such shares reasonably determined in good faith by the Board of Directors as of the date of conversion). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Common Stock as of such date.

(b) Automatic Conversion. Upon the occurrence of the Conversion Date, each share of Convertible Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price by the applicable Convertible Preferred Conversion Price in effect on the Conversion Date (without any further action by such Stockholders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent). In connection with any such conversion, the Corporation shall also pay (A) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any Convertible Preferred Accreting Dividends not previously paid), which amounts shall be paid in cash out of funds legally available therefor if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Corporation and its subsidiaries, or, to the extent not so permitted or so available, in shares of Class A Common Stock, based on the fair market value of such Common Stock at such time as reasonably determined in good faith by the Board of Directors as of the date of conversion, and (B) in cash, the value of any fractional share of

Class A Common Stock otherwise issuable to any such Convertible Preferred Stockholder (based on the fair market value of such shares reasonably determined in good faith by the Board of Directors as of the date of conversion). Upon any such conversion, the certificates of Convertible Preferred Stock shall represent the right to receive the shares of Class A Common Stock and other consideration issuable upon the conversion of such Stock. Convertible Preferred Stockholders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for such Stock. Thereupon, there shall be issued and delivered to such Stockholders promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, or the Stockholder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(c) Conversion Price Adjustments of Convertible Preferred Stock for Certain Splits and Combinations. The initial “Convertible Preferred Conversion Price” applicable to the conversion of Convertible Preferred Stock into Class A Common Stock or Class C Common Stock shall be equal to the Convertible Preferred Original Issue Price. In the event the Corporation shall at any time or from time to time after the Effective Date subdivide or effect a stock split of its Class A Common Stock or Class C Common Stock or make a distribution of Common Stock on any such shares of Common Stock, the Convertible Preferred Conversion Price with respect to a conversion of Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, respectively, in effect immediately prior to such subdivision, stock split or such distribution shall be proportionately decreased and, in case the Corporation shall at any time combine the outstanding shares of, or effect a reverse stock split on its Class A Common Stock, including a Class A Reverse Stock Split, if any, or Class C Common Stock, the Convertible Preferred Conversion Price with respect to a conversion of Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, respectively, in effect immediately prior to such combination or reverse stock split shall be proportionately increased, effective at the close of business on the date of such subdivision, stock split, dividend, combination or reverse stock split, as the case may be.

(d) Adjustment for Merger or Reorganization, Etc. Subject to the provisions of Section 5(c) above, if at any time or from time to time after the Effective Date there shall occur any capital reorganization, recapitalization, reclassification, share exchange, restructuring, consolidation, combination or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for shares of stock or other securities or property (including cash) of the Corporation or otherwise (other than a transaction covered by Section 5(c) above), provision shall be made so that each Convertible Preferred Stockholder shall thereafter be entitled to receive upon conversion of the shares of Convertible Preferred Stock held by such Convertible Preferred Stockholder the kind and number of shares of stock or other securities or property (including cash or any combination thereof) of the Corporation or otherwise, to which a Common Stockholder holding the number of shares of Common Stock into which the shares of Convertible Preferred Stock held by such Convertible Preferred Stockholder are convertible immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled upon such event. In the event that the holders of Common Stock have the opportunity to elect the form of consideration to be received in the business combination, then the Corporation shall make adequate provision whereby the holders of Convertible Preferred Stock shall have the opportunity to determine the form of consideration into which all of the Convertible Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. If such opportunity is granted, such determination shall be based on the weighted average of elections made by the holders of shares of Convertible Preferred Stock who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination. The Corporation shall provide notice of the determination made by the holders of shares of Convertible Preferred Stock (and the weighted average of elections). If the effective date of a business combination is delayed beyond the initially anticipated effective date, the holders of shares of Convertible Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. Further, the Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. If a conversion of Convertible Preferred Stock is to be made in connection with a transaction contemplated by this Section 5(d) or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Convertible Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, holders of Convertible Preferred Stock shall have the right to tender (or submit for exchange) shares of Convertible Preferred Stock in such a manner so as to preserve the status of such shares as Convertible Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Convertible Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Convertible Preferred Stock not so converted shall be returned to the holder as Convertible Preferred Stock. None of the foregoing provisions shall affect the right of a holder of shares of Convertible Preferred Stock to convert such holder’s shares of Convertible Preferred Stock into shares of Common Stock prior to the effective date of such business combination. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d) with respect to the rights and interests of the Convertible Preferred Stockholders after such events to the end that the provisions of this Section 5(d) (including adjustment of the Convertible Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such Convertible Preferred Stock) shall be applicable after that event as nearly reasonably as may be. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding requirements and such transaction is otherwise effected in accordance with this Certificate.

(e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Convertible Preferred Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Convertible Preferred Stock, including as a result of any Class A Reverse Stock Split, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with the Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered Convertible Preferred Stockholder at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Convertible Preferred Conversion Price at the time in effect for the Convertible Preferred Stock, and (ii) the number of additional shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preferred Stock. The Corporation shall not take any action that would require an adjustment to the Convertible Preferred Conversion Price, and no certificate shall reflect any such adjustment, to the extent that the adjustment would reduce the Convertible Preferred Conversion Price below the par value of the Common Stock.

6. Redemption of Convertible Preferred Stock on Maturity Date.

(a) To the extent not previously converted to Common Stock, the Corporation shall redeem all then outstanding shares of Convertible Preferred Stock on the fifteenth (15th) anniversary of the date of first issuance of Convertible Preferred Stock (the “Maturity Date”) at a price per share payable in cash and equal to the Convertible Preferred Original Issue Price plus accrued and unpaid Convertible Preferred Dividends in respect thereof (the “Redemption Price”). No later than thirty (30) calendar days prior to the Maturity Date, the Corporation shall deliver a redemption notice to each Convertible Preferred Stockholder including the following information: (A) informing the Convertible Preferred Stockholder of the Maturity Date and that any shares of Convertible Preferred Stock not converted prior to 5:00 p.m., New York City time, on the business day immediately preceding the Maturity Date shall be redeemed by the Corporation on the Maturity Date, (B) the Redemption Price payable with respect to each share of Convertible Preferred Stock on the Maturity Date in connection with any such redemption (to the extent the Redemption Price is known or can be calculated, and to the extent not capable of being calculated, the manner in which such price or any component thereof will be determined); (C) that payment of the Redemption Price with respect to any shares of Convertible Preferred Stock will be made on the Maturity Date; (D) the number of shares of Common Stock and the amount of cash, if any, that a Convertible Preferred Stockholder would receive upon conversion of its Convertible Preferred Stock if a Convertible Preferred Stockholder converts its Convertible Preferred Stock into Common Stock. The Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the first Business Day following the date on which the Corporation provides the redemption notice to Convertible Preferred Stockholders pursuant to this Section.

(b) Notwithstanding Section 6(a), shares of Convertible Preferred Stock shall be redeemed only to the extent that (i) the Corporation has sufficient funds legally available therefor and (ii) such payment would not violate any covenants imposed by the agreements entered into in good faith governing the indebtedness of the Corporation and its subsidiaries. If the preceding sentence would prohibit the redemption of any portion of the Convertible Preferred Stock on the Maturity Date, the Corporation shall redeem on the Maturity Date only that portion of the Convertible Preferred Stock which it is permitted to redeem, with such amounts allocated pro rata among all holders of Convertible Preferred Stock. In such event, (i) Convertible Preferred Dividends shall continue to accrue from and after the Maturity Date pursuant to Section 2(a) on any unredeemed shares of Convertible and (ii) the Corporation shall redeem any remaining shares of Convertible Preferred Stock as soon as practicable after the Corporation is permitted to do so and shall provide a notice comparable to that described in Section 6(a) in connection with any such later redemption.

(c) Notwithstanding anything in this Section to the contrary, each Convertible Preferred Stockholder shall retain the right to elect to convert any shares of Convertible Preferred Stock to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Maturity Date (or with respect to shares of Convertible Preferred Stock redeemed after the Maturity Date, the Business Day immediately preceding the date of such redemption). Any Convertible Preferred Stock that a Holder elects to convert prior to the Maturity Date (or date of later redemption) shall not be redeemed pursuant to this Section.

(d) Notwithstanding anything in this Section to the contrary, the obligation of the Corporation to redeem all outstanding shares of Convertible Preferred Stock as set forth herein may be waived on behalf of all holders of Convertible Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding.

7. Waiver. Any of the rights, powers, preferences and other terms of the Convertible Preferred Stock set forth herein may be waived on behalf of all holders of Convertible Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding.

8. Status of Converted Stock. In the event any shares of Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares of Convertible Preferred Stock so converted shall be cancelled and shall not be issuable by the Corporation. In addition, following the conversion of all of the outstanding shares of Convertible Preferred Stock into shares of Class A Common Stock or Class C Common Stock pursuant to Section 5, the Corporation shall no longer issue any further shares of Convertible Preferred Stock and shall no longer have any authorized Convertible Preferred Stock. Upon any such occurrence, the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

9. No Impairment. The Corporation shall not amend the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Convertible Preferred Stockholders against dilution or other impairment.

10. General. All notices or communications in respect of the Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Convertible Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Convertible Preferred Stock in any manner permitted by such facility.

E. No Pre-emptive Rights. No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, and, subject to the other provisions of this Certificate of Incorporation, the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

F. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, free from preemptive or similar rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, Class C Common Stock, Class D Common Stock, and Convertible Preferred Stock (collectively, “Convertible Stock”), such number of shares of Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Convertible Stock, and if at any time the number of authorized but unissued shares of Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Stock, in addition to such other remedies as shall be available to the holders of such Stock as a result of the Corporation’s breach of such obligation, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or such other securities to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges and not subject to any preemptive or similar rights. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Stock.

G. Payment of Transfer Taxes. The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Convertible Stock; provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Common Stock so converted were registered.

H. Closure of Books. The Corporation shall not close its books against the transfer of Convertible Stock or of Common Stock issued or issuable upon conversion of Convertible Stock in any manner which interferes with the timely conversion of Convertible Stock.

I. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Corporation.

ARTICLE V

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article VII shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VIII

Subject to the limitations contained herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

In addition to the other powers expressly granted by statute, the Board of Directors of the Corporation shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation.

ARTICLE X

In the event that any provision of Certificate of Incorporation, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Certificate of Incorporation will continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Corporation has caused this amended and restated certificate of incorporation to be executed by its duly authorized officer this February 23, 2012. The undersigned hereby certifies that the provision for the making of this Certificate is contained in an order entitled “Findings of Fact, Conclusions of Law and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(B) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures and (C) Forms of Ballots and (II) Confirming the Debtors’ Prepackaged Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (with technical amendments)” confirming the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al.” entered on February 10, 2012 by the United States Bankruptcy Court for the District of Delaware Case No. 11-14019(CSS).

WILLIAM LYON HOMES

By:
Name: Matthew R. Zaist
Title: Executive Vice President